Exhibit 99.1

FOR IMMEDIATE RELEASE April 24, 2018

CenterState Bank Corporation Announces

First Quarter 2018 Earnings Results

(all amounts are in thousands, except per share data, or unless otherwise noted)

WINTER HAVEN, FL. – April 24, 2018 - CenterState Bank Corporation (Nasdaq: CSFL) reported net income of $35,636, or diluted earnings per share of $0.42, for the first quarter of 2018, as compared to net income of $16,600, or diluted earnings per share of $0.33, for the first quarter of 2017.   Highlights for the period ended March 31, 2018 and selected performance metrics are set forth below.

•	Acquisitions:
o	Completed separate acquisitions (“Acquisitions”) of HCBF Holding Company, Inc. (“Harbor”) and Sunshine Bancorp, Inc. (“Sunshine”) on January 1, 2018.
o	Completed system’s conversion of Sunshine in February 2018.

•	Loans:
o	8% annualized net loan growth during the first quarter of 2018, excluding loans acquired from the Acquisitions.
o	Loan to deposit ratio of 85%.

•	Deposits:
o	6% annualized deposit growth during the first quarter of 2018, excluding deposits assumed from the Acquisitions.
o	Checking account balances represent 54% of total deposits; 37% of total deposits are non-interest bearing deposits.

•	Net Interest Margin, tax equivalent (“NIM”) (Non-GAAP(1)):
o	Increased to 4.38% for the current quarter compared to 4.28% for the first quarter of 2017.
o	Cost of deposits during the current quarter equaled 0.26%.
o	Deposit beta equal to 6% from third quarter 2015 through first quarter 2018.

•	Non-Interest Income:
o

Non-interest income increased $8,536 compared to the first quarter of 2017 due to improvement in correspondent banking revenue of $1,674, mortgage banking revenue of $2,371 and SBA revenue of $974, in addition to the acquisitions completed  since second quarter of 2017.

o	Non-interest income to average assets of 91 basis points (bps).

•	Income Taxes:
o	The Company recognized $4,539 million in excess tax benefits on stock awards during the current quarter which lowered the current quarter’s effective tax rate to 12.57%.

	Three Months Ended March 31,
	2018		2017
		Adjusted (2)		Adjusted (2)
	Reported	(Non-GAAP)	Reported	(Non-GAAP)
Net income	$35,636	$42,300	$16,600	$17,207
Return on average assets	1.41%	1.68%	1.29%	1.34%
Return on average tangible equity (Non-GAAP)(1)	18.0%	21.2%	14.1%	14.6%
Earnings per share diluted	$0.42	$0.50	$0.32	$0.33
Efficiency ratio, tax equivalent (Non-GAAP)(1)	63.5%	54.3%	59.3%	56.7%

Subsequent Events

•	The Company announced today it entered into a definitive agreement to acquire Charter Financial Corporation, the parent company of CharterBank which is headquartered in West Point, Georgia.
o	As of March 31, 2018 and excluding purchase accounting, the combined company has pro forma total assets of approximately $12.0 billion, gross loans of $8.0 billion and deposits of $9.5 billion.

(1)	See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.
(2)

Performance metrics presented above are adjusted for merger-related expenses, which for the three months ended March 31, represent direct severance, system terminations, and legal and professionsl fees, that are not duplicative of current operations, and other items.  See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Condensed Consolidated Income Statement (unaudited)

Condensed consolidated income statements (unaudited) are shown below for the periods indicated.

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Interest income
Loans	$89,930	$59,982	$59,122	$56,619	$44,249
Investment securities	$11,976	7,382	7,048	7,289	6,203
Federal Funds sold and other	1,253	1,058	887	836	651
Total interest income	103,159	68,422	67,057	64,744	51,103
Interest expense
Deposits	5,136	3,385	3,178	2,619	1,897
Securities sold under agreement to repurchase	122	89	80	47	30
Other borrowed funds	464	977	866	728	537
Corporate debentures	2,419	352	347	333	318
Interest expense	8,141	4,803	4,471	3,727	2,782
Net interest income	95,018	63,619	62,586	61,017	48,321
Provision for loan losses	1,300	968	1,096	1,899	995
Net interest income after loan loss provision	93,718	62,651	61,490	59,118	47,326

Total non interest income	23,038	16,958	16,741	16,974	14,502

Merger related expenses	8,709	2,718	—	9,458	870
All other non interest expense	67,287	46,293	44,622	45,351	37,173
Total non interest expense	75,996	49,011	44,622	54,809	38,043

Income before income tax	40,760	30,598	33,609	21,283	23,785
Income tax provision (1)	5,124	28,686	11,559	6,050	7,185
Net income	$35,636	$1,912	$22,050	$15,233	$16,600
Net income allocated to common shares	$35,606	$1,909	$22,003	$15,200	$16,559

Earnings per share - Basic	$0.43	$0.03	$0.37	$0.26	$0.33
Earnings per share - Diluted	$0.42	$0.03	$0.36	$0.26	$0.32
Dividends per share	$0.10	$0.06	$0.06	$0.06	$0.06
Average common shares outstanding (basic)	83,140	60,001	59,907	58,307	50,632
Average common shares outstanding (diluted)	84,601	61,276	61,115	59,370	51,408
Common shares outstanding at period end	83,758	60,161	60,053	60,003	51,126
Effective tax rate (1)	12.57%	93.75%	34.39%	28.43%	30.21%

(1)

Due the reduction of the federal corporate tax rate to 21% effective January 1, 2018, the Company revalued its DTA at December 31, 2017 and recorded a charge to DTA of $18,575 as additional income tax expense during the fourth quarter of 2017.  Excluding the DTA write down of $18,575, the effective tax rate was 33.04% for the three months ended December 31, 2017.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Presented below are condensed consolidated balance sheets for the periods indicated.

	Ending Balance
Condensed Consolidated Balance Sheets	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Assets
Cash and due from banks	$108,352	$85,562	$119,233	$108,614	$69,413
Fed funds sold and Fed Res Bank deposits	294,267	195,057	182,996	211,037	214,369
Trading securities	428	6,777	2,973	1,934	—
Investment securities:
Available for sale	1,530,539	1,060,143	866,657	868,334	819,352
Held to maturity	227,966	232,399	237,874	238,798	243,812
Total investment securities	1,758,505	1,292,542	1,104,531	1,107,132	1,063,164
Loans held for sale	28,485	19,647	12,243	8,959	2,637
Loans:
Originated loans	3,125,563	2,919,350	2,756,847	2,610,859	2,397,021
Acquired loans	3,558,618	1,689,713	1,760,745	1,856,310	946,925
PCI loans	193,183	164,158	163,975	179,364	176,058
Total gross loans	6,877,364	4,773,221	4,681,567	4,646,533	3,520,004
Allowance for loan losses	(34,429)	(32,825)	(31,828)	(30,132)	(27,819)
Loans, net of allowance	6,842,935	4,740,396	4,649,739	4,616,401	3,492,185
Premises and equipment, net	189,954	141,527	141,605	140,820	115,400
Goodwill	609,720	257,683	257,683	257,683	106,028
Core deposit intangible	53,944	24,063	25,140	26,217	14,785
Bank owned life insurance	210,302	146,739	145,755	115,234	99,065
OREO	6,814	3,987	5,904	6,422	7,201
Deferred income tax asset, net	63,004	37,725	56,160	58,841	56,792
Other assets	181,286	172,270	118,899	108,185	87,957
Total Assets	$10,347,996	$7,123,975	$6,822,861	$6,767,479	$5,328,996

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$2,969,854	$1,999,901	$1,915,662	$1,926,047	$1,585,963
Interest bearing	1,381,888	1,058,985	996,861	990,242	893,945
Total checking accounts	4,351,742	3,058,886	2,912,523	2,916,289	2,479,908
Money market accounts	1,730,259	1,167,940	1,156,217	1,178,109	910,056
Savings deposits	731,415	501,014	511,286	519,964	384,202
Time deposits	1,298,582	832,683	845,444	861,093	522,957
Total deposits	$8,111,998	$5,560,523	$5,425,470	$5,475,455	$4,297,123
Federal funds purchased	285,652	331,490	335,531	256,611	268,377
Other borrowings	362,754	253,272	72,234	73,089	63,882
Other liabilities	69,746	73,940	80,004	72,066	65,213
Common stockholders’ equity	1,517,846	904,750	909,622	890,258	634,401
Total Liabilities and
Stockholders' Equity	$10,347,996	$7,123,975	$6,822,861	$6,767,479	$5,328,996

SELECTED CONSOLIDATED FINANCIAL DATA

The table below summarizes selected financial data for the periods presented.

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Selected financial data
Return on average assets (annualized)	1.41%	0.11%	1.29%	0.95%	1.29%
Adjusted return on average assets (annualized) (Non-GAAP) (1)	1.68%	1.23%	1.29%	1.37%	1.34%

Return on average equity (annualized)	9.57%	0.83%	9.71%	7.27%	10.92%
Adjusted return on average equity (annualized) (Non-GAAP) (1)	11.36%	9.29%	9.71%	10.51%	11.32%

Return on average tangible equity (annualized) (Non-GAAP) (1)	17.98%	1.67%	14.68%	10.99%	14.06%
Adjusted return on average tangible equity (annualized) (Non-GAAP) (1)	21.19%	13.92%	14.68%	15.65%	14.56%

Efficiency ratio (tax equivalent) (Non-GAAP) (1)	64.0%	59.7%	55.2%	68.9%	59.3%
Adjusted efficiency ratio, tax equivalent (Non-GAAP) (1)	54.7%	55.9%	53.8%	55.7%	56.7%

Dividend payout	23.8%	200.0%	16.7%	23.1%	18.8%
Loan / deposit ratio	84.8%	85.8%	86.3%	84.9%	81.9%
Stockholders’ equity (to total assets)	14.7%	12.7%	13.3%	13.2%	11.9%
Common equity per common share	$18.12	$15.04	$15.15	$14.84	$12.41
Tangible common equity per common share (Non-GAAP) (1)	$10.19	$10.35	$10.42	$10.09	$10.03
Common tangible equity (to total tangible assets) (Non-GAAP) (1)	8.8%	9.1%	9.6%	9.3%	9.8%
Tier 1 capital (to average assets)	9.4%	9.8%	9.9%	10.0%	10.4%

(1)	See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Loan Portfolio

The table below summarizes the Company’s loan portfolio over the most recent five quarter ends.

	Ending Balance
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Real estate loans
Residential	$1,600,958	$1,085,278	$1,090,475	$1,086,192	$885,771
Commercial	3,802,603	2,638,934	2,600,673	2,572,570	1,918,851
Land, development and construction loans	423,197	242,472	248,742	255,102	158,107
Total real estate loans	5,826,758	3,966,684	3,939,890	3,913,864	2,962,729
Commercial loans	917,855	697,945	637,476	633,846	467,102
Consumer and other loans	131,931	107,772	103,413	97,952	89,315
Total loans before unearned fees and costs	6,876,544	4,772,401	4,680,779	4,645,662	3,519,146
Unearned fees and costs	820	820	788	871	858

Total Loans	$6,877,364	$4,773,221	$4,681,567	$4,646,533	$3,520,004

Loan production

Total new loans originated during the current quarter approximated $534 million, of which $357 million were funded.  The new loan production increased compared to the prior quarter due to the acquisitions of Sunshine and Harbor.

DEPOSITS

	Ending Balance
Deposit mix (unaudited)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Checking accounts
Non-interest bearing	$2,969,854	$1,999,901	$1,915,662	$1,926,047	$1,585,963
Interest bearing	1,381,888	1,058,985	996,861	990,242	893,945
Savings deposits	731,415	501,014	511,286	519,964	384,202
Money market accounts	1,730,259	1,167,940	1,156,217	1,178,109	910,056
Time deposits	1,298,582	832,683	845,444	861,093	522,957
Total deposits	$8,111,998	$5,560,523	$5,425,470	$5,475,455	$4,297,123

Non time deposits as percentage of total deposits	84%	85%	84%	84%	88%
Time deposits as percentage of total deposits	16%	15%	16%	16%	12%
Total deposits	100%	100%	100%	100%	100%

NET INTEREST MARGIN (“NIM”)

The Company’s NIM increased 15 basis points (“bps”) from 4.23% in the previous quarter to 4.38% during the current quarter due to an increase on loan yields.  The increase in loan yields is due to the impact of loans acquired from Sunshine and Harbor, repricing of variable rates during the quarter, and the yield on new loan production.  The tax equivalent yield on new loan production increased by 60 basis points from 4.47% in the prior quarter to 5.07% during the current quarter.  Cost of deposits increased 2 bps during the first quarter of 2018 compared to the prior quarter.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

	Three Months Ended
	Mar. 31, 2018			Dec. 31, 2017			Mar. 31, 2017
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate
Loans (1)	$6,639,314	$82,563	5.04%	$4,563,084	$53,229	4.63%	$3,300,971	$36,474	4.48%
PCI loans	198,665	7,718	15.76%	161,165	7,608	18.73%	182,510	8,525	18.94%
Taxable securities	1,605,748	10,419	2.63%	969,456	6,000	2.46%	861,031	5,001	2.36%
Tax -exempt securities (1)	212,959	1,858	3.54%	195,490	2,007	4.07%	155,550	1,791	4.67%
Fed funds sold and other	210,058	1,253	2.42%	220,105	1,058	1.91%	204,125	651	1.29%
Tot. interest earning assets (1)	$8,866,744	$103,811	4.75%	$6,109,300	$69,902	4.54%	$4,704,187	$52,442	4.52%

Non-interest earnings assets	1,362,395			799,012			511,328
Total Assets	$10,229,139			$6,908,312			$5,215,515

Interest bearing deposits	$5,137,780	$5,136	0.41%	$3,537,298	$3,385	0.38%	$2,704,860	$1,897	0.28%
Fed funds purchased	268,509	1,072	1.62%	282,834	941	1.32%	259,831	537	0.84%
Other borrowings	327,596	1,469	1.82%	53,479	125	0.93%	34,612	30	0.35%
Corporate debentures	31,864	464	5.91%	26,162	352	5.34%	25,987	318	4.96%
Total interest bearing liabilities	$5,765,749	$8,141	0.57%	$3,899,773	$4,803	0.49%	$3,025,290	$2,782	0.37%

Non-interest bearing deposits	2,865,614			2,011,700			1,508,058
All other liabilities	88,220			79,346			65,889
Shareholders' equity	1,509,556			917,493			616,268
Total liabilities and shareholders' equity	$10,229,139			$6,908,312			$5,215,505

Net Interest Spread (1)			4.18%			4.05%			4.15%
Net Interest Margin (1)			4.38%			4.23%			4.28%

Cost of Total Deposits			0.26%			0.24%			0.18%

(1)	Tax equivalent yield (Non-GAAP); see reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

NON INTEREST INCOME

Non interest income increased $6,080 to $23,038 during the current quarter compared to $16,958 in the previous quarter.  The increase is mainly attributable to the acquisitions of Harbor and Sunshine.  In addition, the Company recognized an increase in correspondent banking revenue, mortgage banking revenue and SBA revenue compared to the prior quarter.  The table below summarizes the Company’s non-interest income for the periods indicated.

Condensed Consolidated Non Interest Income (unaudited)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Correspondent banking revenue	$8,123	$6,616	$7,213	$8,063	$6,449
Mortgage banking revenue	2,602	579	404	297	231
SBA revenue	988	333	249	179	14
Wealth management revenue	616	856	914	891	893
Service charges on deposit accounts	4,834	3,719	3,870	3,822	3,575
Debit, prepaid, ATM and merchant card related fees	3,727	2,319	2,127	2,324	2,265
Other service charges and fees	2,170	1,319	1,964	1,398	1,075
Subtotal	$23,060	$15,741	$16,741	$16,974	$14,502
Gain (loss) on sale of securities available for sale	(22)	(7)	—	—	—
Gain on sale of trust department	—	1,224	—	—	—
Total Non Interest Income	$23,038	$16,958	$16,741	$16,974	$14,502

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

NON INTEREST EXPENSES

Non interest expense increased $26,985 in the first quarter to $75,996. The Company incurred $8,709 of merger-related expenses during the current quarter, which was attributable to the acquisitions of Harbor and Sunshine.  Increases in salaries, wages and employee benefits, occupancy expense and data processing expenses are also attributable to the acquisitions of Harbor and Sunshine.  During the current quarter, the Company incurred $1,449 of impairment on bank property held for sale.  The Company also paid $750 in cash bonuses to non-officer employees during the current quarter as a result of the Tax Cuts and Jobs Act of 2017. The table below summarizes the Company’s non-interest expense for the periods indicated.

Condensed Consolidated Non Interest Expense (unaudited)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Salaries, wages and employee benefits	41,893	29,698	28,515	28,317	22,882
Occupancy expense	4,868	3,324	3,422	3,191	2,840
Depreciation of premises and equipment	2,275	1,884	1,842	1,837	1,684
Marketing expenses	1,414	1,044	955	1,078	852
Data processing expenses	4,505	2,185	2,006	2,419	1,826
Legal, auditing and other professional fees	931	970	854	932	888
Bank regulatory related expenses	1,010	767	666	891	727
Debit, ATM and merchant card related expenses	764	644	746	741	615
Credit related expenses	617	(23)	527	876	655
Amortization of intangibles	2,309	1,129	1,133	1,042	762
Impairment on bank property held for sale	1,449	12	—	430	77
Other expenses	5,252	4,659	3,956	3,597	3,365
Subtotal	67,287	46,293	44,622	45,351	37,173
Merger-related expenses	8,709	2,718	—	9,458	870
Total Non Interest Expense	75,996	$49,011	$44,622	$54,809	$38,043

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

CREDIT QUALITY AND ALLOWANCE FOR LOAN LOSSES

Non-performing assets (“NPAs”) totaled $30,097 at March 31, 2018, compared to 21,422 at December 31, 2017.  The net increase in NPAs is mainly attributable to acquisitions of Sunshine and Harbor.  However, NPAs as a percentage of total assets declined to 0.29% at March 31, 2018, compared to 0.30% at December 31, 2017.

The table below summarizes selected credit quality data for the periods indicated.

	Ending Balance
Non-Performing Assets (1)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Non-accrual loans	23,096	$17,288	$19,319	$19,916	$17,569
Past due loans 90 days or more
and still accruing interest	—	—	—	—	—
Total non-performing loans (“NPLs”)	23,096	17,288	19,319	19,916	17,569
Other real estate owned (“OREO”)	6,814	3,987	5,904	6,422	7,201
Repossessed assets other than real estate	187	147	47	131	118
Total non-performing assets	$30,097	$21,422	$25,270	$26,469	$24,888

	Three Months Ended
Asset Quality Ratios (1)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Non-performing loans as percentage of total loans	0.34%	0.38%	0.43%	0.45%	0.53%
Non-performing assets as percentage of total assets	0.29%	0.30%	0.37%	0.39%	0.47%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets	0.45%	0.46%	0.56%	0.59%	0.74%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans	0.40%	0.30%	0.54%	0.27%	0.47%
Allowance for loan losses as percentage of NPLs	148%	188%	163%	149%	157%
Net (recoveries) charge-offs	($229)	($28)	($600)	($349)	$217
Net (recoveries) charge-offs as a percentage of average
loans for the period on an annualized basis	(0.01%)	0.00%	(0.05%)	(0.03%)	0.03%

(1)	Excludes PCI loans.

The allowance for loan losses (“ALLL") totaled $34,429 at March 31, 2018, compared to $32,825 at December 31, 2017, an increase of $1,604 due to loan loss provision expense of $1,300 and net recoveries of $304.  The changes in the Company’s ALLL components between March 31, 2018 and December 31, 2017 are summarized in the table below (unaudited).

	March 31, 2018			December 31, 2017			Increase (Decrease)
	Loan	ALLL		Loan	ALLL		Loan	ALLL
	Balance	Balance	%	Balance	Balance	%	Balance	Balance
Originated loans	$3,111,870	$31,141	1.00%	$2,902,904	$29,385	1.01%	$208,966	$1,756	(1) bp
Impaired originated loans	13,693	785	5.73%	16,446	804	4.89%	(2,753)	(19)	84 bp
Total originated loans	3,125,563	31,926	1.02%	2,919,350	30,189	1.03%	206,213	1,737	(1) bp

Acquired loans (1)	3,552,893	2,227	0.06%	1,685,814	2,341	0.14%	1,867,079	(114)	(8) bps
Impaired acquired loans (2)	5,725	1	0.02%	3,899	—	—	1,826	1	– bps
Total acquired loans	3,558,618	2,228	0.06%	1,689,713	2,341	0.14%	1,868,905	(113)	(8) bps

Total non-PCI loans	6,684,181	34,154		4,609,063	32,530		2,075,118	1,624
PCI loans	193,183	275		164,158	295		29,025	(20)
Total loans	$6,877,364	$34,429		$4,773,221	$32,825		$2,104,143	$1,604

(1)

Performing acquired loans recorded at estimated fair value on the related acquisition dates.  The total net unamortized fair value adjustment at March 31, 2018 was approximately $48,815 or 1.4% of the aggregate outstanding related loan balances.

(2)	These are loans that were acquired as performing loans that subsequently became impaired.

The table below compares the unpaid principal balance and the carrying balance (book balance) of the Company’s total PCI loans at March 31, 2018.

	Unpaid
	Principal	Carrying
	Balance	Balance	Difference	Percentage
Total PCI loans	$268,413	$193,183	($75,230)	28%

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income, adjusted net income per share diluted, adjusted return on average assets, adjusted return on average equity, return on average tangible equity, adjusted return on average tangible equity, adjusted efficiency ratio, adjusted non-interest income, adjusted non-interest expense, adjusted net-interest income, tangible common equity, tangible common equity to tangible assets, common tangible equity per common share, tax equivalent yields on loans, securities and earning assets, and tax equivalent net interest spread and margin, which we refer to “Non-GAAP financial measures.”  The tables below provide reconciliations between these Non-GAAP measures and net income, interest income, net interest income and tax equivalent basis interest income and net interest income, return on average assets, return on average equity, the efficiency ratio, total stockholders’ equity and tangible common equity, as applicable.

Management uses these Non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and enhance investors’ understanding of the Company’s core business and performance without the impact of merger-related expenses.  Accordingly, management believes it is appropriate to exclude merger-related expenses because those costs are specific to each acquisition, vary based upon the size, complexity and other specifics of each acquisition, and are not indicative of the costs to operate the Company’s core business.

Non-GAAP measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these Non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Three months ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Adjusted net income (Non-GAAP)
Net income (GAAP)	$35,636	$1,912	$22,050	$15,233	$16,600
Loss (gain) on sale of securities available for sale, net of tax	17	5	—	—	—
Gain on sale of trust department, net of tax	—	(820)	—	—	—
Merger-related expenses, net of tax	6,647	1,820	—	6,769	607
Deferred tax asset write down	—	18,575	—	—	—
Adjusted net income (Non-GAAP)	$42,300	$21,492	$22,050	$22,002	$17,207

Adjusted net income per share - Diluted
Earnings per share - Diluted (GAAP)	$0.42	$0.03	$0.36	$0.26	$0.32
Effect to adjust for loss (gain) on sale of securities available for sale, net of tax	—	—	—	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.01)	—	—	—
Effect to adjust for merger-related expenses, net of tax	0.08	0.03	—	0.11	0.01
Effect to adjust for deferred tax asset write down	—	0.30	—	—	—
Adjusted net income per share - Diluted (Non-GAAP)	$0.50	$0.35	$0.36	$0.37	$0.33

Adjusted return on average assets (Non-GAAP)
Return on average assets (GAAP)	1.41%	0.11%	1.29%	0.95%	1.29%
Effect to adjust for securities available for sale, net of tax	—	—	—	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.05%)	—	—	—
Effect to adjust for merger-related expenses, net of tax	0.27%	0.10%	—	0.42%	0.05%
Effect to adjust for deferred tax asset write down	—	1.07%	—	—	—
Adjusted return on average assets (Non-GAAP)	1.68%	1.23%	1.29%	1.37%	1.34%

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	Three months ended
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Adjusted return on average equity (Non-GAAP)
Return on average equity (GAAP)	9.57%	0.83%	9.71%	7.27%	10.92%
Effect to adjust for gain on sale of securities available for sale, net of tax	—	—	—	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.35%)	—	—	—
Effect to adjust for merger and acquisition related expenses, net of tax	1.79%	0.78%	—	3.23%	0.40%
Effect to adjust for deferred tax asset write down	—	8.03%	—	—	—
Adjusted return on average equity (Non-GAAP)	11.36%	9.29%	9.71%	10.50%	11.32%

Return on average tangible equity (non-GAAP)
Net income (GAAP)	$35,636	$1,912	$22,050	$15,233	$16,600
Amortization of intangibles, net of tax	1,762	756	743	746	532
Adjusted net income for average tangible equity (Non-GAAP)	$37,398	$2,668	$22,793	$15,979	$17,132

Average stockholders' equity (GAAP)	$1,509,556	$917,493	$900,492	$840,053	$616,268
Average goodwill	(609,719)	(257,683)	(257,683)	(232,026)	(106,028)
Average core deposit intangible	(55,668)	(24,727)	(25,819)	(24,118)	(15,148)
Average other intangibles	(649)	(959)	(1,004)	(962)	(769)
Average tangible equity (Non-GAAP)	$843,520	$634,124	$615,986	$582,947	$494,323

Return on average tangible equity (annualized) (Non-GAAP)	17.98%	1.67%	14.68%	10.99%	14.06%

Adjusted return on average tangible equity (non-GAAP)
Return on average tangible equity (Non-GAAP)	17.98%	1.67%	14.68%	10.99%	14.06%
Effect to adjust for gain on sale of trust department, net of tax	—	(0.51%)	—	—	—
Effect to adjust for merger-related expenses, net of tax	3.20%	1.14%	—	4.66%	0.50%
Effect to adjust for deferred tax asset write down	—	11.62%	—	—	—
Adjusted return on average tangible equity (Non-GAAP)	21.19%	13.92%	14.68%	15.65%	14.56%

Efficiency ratio (tax equivalent) (Non-GAAP)
Non interest income (GAAP)	$23,038	$16,958	$16,741	$16,974	$14,502
Gain on sale of trust department	—	(1,224)	—	—	—
Adjusted non interest income (Non-GAAP)	$23,038	$15,734	$16,741	$16,974	$14,502

Net interest income before provision (GAAP)	$95,018	$63,619	$62,586	$61,017	$48,321
Total tax equivalent adjustment	1,566	1,480	1,510	1,509	1,339
Adjusted net interest income (Non-GAAP)	$96,584	$65,099	$64,096	$62,526	$49,660

Non interest expense (GAAP)	$75,996	$49,011	$44,622	$54,809	$38,043
Amortization of intangibles	(2,309)	(1,129)	(1,133)	(1,042)	(762)
Merger and acquisition related expenses	(8,709)	(2,718)	—	(9,458)	(870)
Adjusted non interest expense (Non-GAAP)	$64,978	$45,164	$43,489	$44,309	$36,411

Efficiency ratio (tax equivalent) (Non-GAAP)	63.5%	59.7%	55.2%	68.9%	59.3%

Adjusted efficiency ratio, tax equivalent (Non-GAAP)	54.3%	55.9%	53.8%	55.7%	56.7%

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	Ending Balance
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Tangible common equity (Non-GAAP)
Total stockholders' equity (GAAP)	$1,517,846	$904,750	$909,622	$890,258	$634,401
Goodwill	(609,720)	(257,683)	(257,683)	(257,683)	(106,028)
Core deposit intangible	(53,944)	(24,063)	(25,140)	(26,217)	(14,785)
Other intangibles	(749)	(551)	(1,035)	(1,011)	(754)
Tangible common equity (Non-GAAP)	$853,433	$622,453	$625,764	$605,347	$512,834

Total assets (GAAP)	$10,347,996	$7,123,975	$6,822,861	$6,767,479	$5,328,996
Goodwill	(609,720)	(257,683)	(257,683)	(257,683)	(106,028)
Core deposit intangible	(53,944)	(24,063)	(25,140)	(26,217)	(14,785)
Other intangibles	(749)	(551)	(1,035)	(1,011)	(754)
Total tangible assets (Non-GAAP)	$9,683,583	$6,841,678	$6,539,003	$6,482,568	$5,207,429

Tangible common equity to tangible assets (Non-GAAP)	8.8%	9.1%	9.6%	9.3%	9.8%
Common tangible equity per common share (Non-GAAP)	$10.19	$10.35	$10.42	$10.09	$10.03
Common shares outstanding at period end	83,758	60,161	60,053	60,003	51,126

	Three months ended
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Tax equivalent yields (Non-GAAP)
Loans, excluding PCI loans	$82,212	$52,374	$35,724
PCI loans	7,718	7,608	8,525
Taxable securities	10,419	6,000	5,001
Tax -exempt securities	1,557	1,382	1,202
Fed funds sold and other	1,253	1,058	651
Interest income (GAAP)	$103,159	$68,422	$51,103
Tax equivalent adjustment for Non-PCI loans	351	855	750
Tax equivalent adjustment for tax-exempt securities	301	625	589
Tax equivalent adjustments	652	1,480	1,339
Interest income (tax equivalent) (Non-GAAP)	$103,811	$69,902	$52,442

Net interest income (GAAP)	$95,018	$63,619	$48,321
Tax equivalent adjustments	652	1,480	1,339
Net interest income (tax equivalent) (Non-GAAP)	$95,670	$65,099	$49,660

Yield on Non-PCI loans	5.02%	4.55%	4.39%
Effect from tax equivalent adjustment	0.02%	0.08%	0.09%
Yield on Non-PCI loans - tax equivalent (Non-GAAP)	5.04%	4.63%	4.48%

Yield on securities	2.67%	2.51%	2.47%
Effect from tax equivalent adjustment	0.07%	0.21%	0.23%
Yield on securities - tax equivalent (Non-GAAP)	2.74%	2.73%	2.71%

Yield on interest earning assets (GAAP)	4.72%	4.44%	4.41%
Effect from tax equivalent adjustments	0.03%	0.10%	0.12%
Yield on interest earning assets - tax equivalent (Non-GAAP)	4.75%	4.54%	4.52%

Net interest spread (GAAP)	4.15%	3.95%	4.03%
Effect for tax equivalent adjustments	0.03%	0.10%	0.12%
Net interest spread (Non-GAAP)	4.18%	4.05%	4.15%

Net interest margin (GAAP)	4.35%	4.13%	4.17%
Effect from tax equivalent adjustments	0.03%	0.10%	0.12%
Net interest margin - tax equivalent (Non-GAAP)	4.38%	4.23%	4.28%

About CenterState Bank Corporation

CenterState operates as one of the largest community bank franchises headquartered in the state of Florida.  Both the Company and its nationally chartered bank subsidiary are based in Winter Haven, Florida, between Orlando and Tampa.  With over $10 billion in assets, the Bank provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida branch network and customer relationships in neighboring states.  The Bank also has a national footprint, serving clients coast to coast through its correspondent banking division.

For additional information contact John C. Corbett (CEO), Stephen D. Young (COO) or Jennifer L. Idell (CFO) at 863-293-4710.

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in the Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

Forward Looking Statements:

Information in this press release, other than statements of historical facts, may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the benefits of the proposed merger of CenterState and Charter, including future financial and operating results (including the anticipated impact of the transaction on CenterState’s earnings and tangible book value), statements related to the expected timing of the completion of the Charter merger, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of CenterState or Charter to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the Charter merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Charter merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Charter merger agreement, (4) the risk of successful integration of Charter’s businesses into CenterState, (5) the failure to obtain the necessary approvals by the Charter stockholders, (6) the amount of the costs, fees, expenses and charges related to the mergers, (7) the ability by CenterState to obtain required governmental approvals of the Charter merger, (8) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in each of the merger agreements to be satisfied, or any unexpected delay in closing the merger, (10) the risk that the integration of Charter’s operations into the operations of CenterState will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by CenterState’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in CenterState’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or Charter’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at http://www.sec.gov. CenterState and Charter disclaim any obligation to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Additional Information About the Charter Merger and Where to Find It

CenterState intends to file a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of CenterState's common stock that will be issued to Charter's stockholders in connection with the transaction. The registration statement will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving CenterState and Charter. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY/PROSPECTUS WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN

CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission on its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by CenterState on its website at www.centerstatebanks.com and by Charter on its website at www.charterbk.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of CenterState and Charter are urged to read carefully the entire registration statement and proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

CenterState, Charter and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from Charter stockholders in connection with the Merger. Information regarding the directors and executive officers of CenterState and Charter and other persons who may be deemed participants in the solicitation of the stockholders of Charter in connection with the Merger will be included in the proxy statement/prospectus for Charter’s special meeting of stockholders, which will be filed by CenterState with the SEC. Information about the directors and officers of CenterState and their ownership of CenterState common stock can also be found in CenterState’s definitive proxy statement in connection with its 2018 annual meeting of shareholders, as filed with the SEC on March 12, 2018, and other documents subsequently filed by CenterState with the SEC. Information about the directors and officers of Charter and their ownership of Charter common stock can also be found in Charter’s definitive proxy statement in connection with its 2018 annual meeting of shareholders, as filed with the SEC on January 5, 2018, and other documents subsequently filed by Charter with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the Merger filed with the SEC when they become available.